EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 1, 2023, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Nautilus, Inc. on Form 10-K for the year ended March 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Nautilus, Inc. on Forms S-3 (File No. 333-249979) and on Forms S-8 (File No. 333-237998, 333-236660, 333-204455, 333-46936 and 333-259566).

/s/ GRANT THORNTON LLP

Bellevue, Washington
June 1, 2023